Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Wednesday, April 30, 2025

HYSTER-YALE ANNOUNCES STRATEGIC BUSINESS REALIGNMENT

Hyster-Yale, Inc. (NYSE: HY) (the “Company”) today announced a strategic business realignment of its Nuvera fuel cell business designed both to increase near term profits and to create an integrated energy solutions program at Nuvera’s Billerica facility which will be part of its Hyster-Yale Materials Handling (HYMH) business. That program will include HYMH’s:

•Development, manufacturing, and commercialization of its lithium-ion battery modules, battery chargers, battery management systems, and energy management activities. All of these activities are critical to HYMH’s success with the next generation of batteries expected to be used broadly in electric forklift trucks. These activities will be carried out in the Billerica facility and as needed, in HYMH’s other facilities around the world.

•Development, manufacturing and commercialization of a mobile, modular and scalable hybrid electric charging platform to provide off grid power solutions. This platform will use both HYMH’s battery solutions and also have a variant called HydroChargeTM which incorporates Nuvera’s patented fuel cell technology.

•A very significantly downsized and limited fuel cell program focused on completing final development and testing of its higher powered 125KW fuel cell for use in HYMH’s port equipment and in larger HydroChargeTM applications. This modest fuel cell program reflects the Company’s conclusion, based on recent limited and very focused up take of fuel cells as an energy solution, as well as on a significantly changed political environment in the U.S. and around the world, that its current fuel cell business will not reach the Company's profitability objectives in an acceptable period.

This strategic alignment is expected to achieve, beginning in the second half of 2025, direct annualized cost reductions of $15 to $20 million and indirect cost reductions of $10 to $15 million by absorbing Nuvera resources into open positions focused on accelerating development of its battery products and services and mobile charging platform as well as other HYMH immediate needs. The Company expects to incur employee severance and impairment costs in the second quarter of 2025 of approximately $15 to $18 million. Additional charges or expenditures are possible as the program progresses.

Further, this program, which will take advantage of Nuvera's current technical skill base in each of the initiatives in Billerica, lays the groundwork for more rapid maturity, growth and profitability of its battery and charger programs; development, manufacturing and commercialization of its charging platforms for off grid power solutions; and its port equipment electric power solutions. The overall energy management program has significant technical and product synergies between fuel cells, lithium-ion batteries, chargers and the mobile charge platform in areas such as controls, packaging, cooling and manufacturing. Battery program sales are expected to accelerate substantially from 2024 levels in 2025 and in following years. Initial sales of its HydroChargeTM product are expected to begin in the second half of 2025, and battery and fuel cell electric port equipment trucks are already in testing in customer applications. These three product activities are expected to meet not only HYMH’s end user and dealer electric product distribution needs but also provide additional service revenue opportunities over time.

This strategic realignment is part of Hyster-Yale’s broader strategic change program designed (in a manner consistent with the Company’s vision of Transforming the Way Material Moves from Port to Home) to transform Hyster-Yale’s strong historical core counterbalanced forklift truck business while building new business opportunities in the warehouse forklift truck market, automation, energy management, and attachment activities through its HYMH and Bolzoni businesses. The Company believes the programs underway to create modular, scalable products, an optimized manufacturing footprint, consolidate its supplier structure, and target a broader customer base with optimized customer solutions which are transforming its core counterbalanced forklift truck business, together with its warehousing, automation, energy management solutions, and attachment growth programs are expected to support revenue growth for the Company as well as enhanced operating profitability at all points in the forklift truck market cycle, and are expected to do that with lower capital intensity and higher returns on total capital employed than in the past.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the imposition of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory tariffs imposed by other countries where the Company does business, (3) delays in manufacturing and delivery schedules, (4) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (5) customer acceptance of pricing, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) the ability of the Company and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (8) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact the Company's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (11) the successful commercialization of products and technology related to the energy solutions program, (12) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the ability to attract, retain, and replace workforce and administrative employees, (18) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (19) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments and hydrogen fuel cell power products aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks,

attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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